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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Nordstrom Credit, Inc. on Form S-3 of the report of Deloitte & Touche dated March 11, 1994, appearing in the Annual Report on Form 10-K of Nordstrom Credit, Inc. for the year ended January 31, 1994, and to the Reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Seattle, Washington

October 6, 1994